Exhibit 99.1

ALTRIA REPORTS 2020 SECOND-QUARTER AND FIRST-HALF RESULTS; REESTABLISHES 2020 FULL-YEAR EARNINGS GUIDANCE;
ANNOUNCES IQOS EXPANSION PLANS;
BOARD DECLARES DIVIDEND INCREASE

RICHMOND, Va. - July 28, 2020 - Altria Group, Inc. (Altria) (NYSE: MO) today announces its 2020 second-quarter and first-half business results. Altria reestablishes 2020 adjusted diluted earnings per share (EPS) guidance and announces an increase in its quarterly dividend ahead of its previously scheduled dividend declaration date.

“Despite the challenges of the COVID-19 pandemic in the U.S., our employees continue to execute against our 10-year Vision with strong focus and commitment. Over the first-half of 2020, we believe Altria showed resilience in volatile market conditions, growing adjusted diluted earnings per share by 8.5%, driven by the outstanding financial performance of our core tobacco businesses. We’ve also hit key milestones and made steady progress behind our noncombustible product portfolio.”

“With a better understanding of COVID-19 impacts on adult tobacco consumer purchasing behavior and an additional quarter of ABI earnings contributions, we’re reestablishing full-year 2020 adjusted diluted EPS guidance,” said Billy Gifford, Altria’s Chief Executive Officer.

“We’re pleased to announce that yesterday, our Board declared a quarterly dividend of $0.86 per share, representing a new annualized dividend rate of $3.44 per share and an increase of 2.4% from the previous annualized rate of $3.36 per share. This dividend increase marks the 55th dividend increase in the past 51 years,” said Sal Mancuso, Altria’s Chief Financial Officer.

Altria Headline Financials[1]

($ in millions, except per share data)	Q2 2020	Change vs. Q2 2019	First Half 2020	Change vs. First Half 2019
Net revenues	$6,367	(3.8)%	$12,726	3.9%
Revenues net of excise taxes	$5,062	(2.5)%	$10,108	5.5%

Reported tax rate	24.4%	1.2 pp	25.4%	1.1 pp
Adjusted tax rate[2]	24.4%	0.5 pp	24.2%	0.3 pp

Reported diluted EPS[2]	$1.04	(2.8)%	$1.88	13.3%
Adjusted diluted EPS[3]	$1.09	0.9%	$2.18	8.5%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.
3 Prior period amounts have been recast to conform with current period presentation for certain ABI market-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

6601 West Broad Street, Richmond VA 23230

As previously announced, a conference call with the investment community and news media will be webcast on July 28, 2020 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

Noncombustible Products Business Platform
IQOS

•	In July, the U.S. Food and Drug Administration (FDA) authorized IQOS and HeatSticks to be marketed as Modified Risk Tobacco Products with a “reduced exposure” claim.

•
In July, PM USA launched IQOS in Charlotte with the opening of its boutique under enhanced safety protocols. PM USA expects HeatSticks to be sold in more than 700 retail stores across the Atlanta, Richmond and Charlotte markets by the end of August.

•
Over the next 18 months, PM USA plans to expand IQOS to four additional markets, partner with trade retailers to make IQOS devices more broadly available and expand HeatSticks distribution in surrounding geographies of the seven lead markets.

•	PM USA’s exclusive license and distribution agreement for IQOS with Philip Morris International Inc., has two important milestones:

◦	PM USA would maintain exclusive U.S. distribution rights upon achieving 0.5% dollar share in a single geographic area, within a specified time period by April 2022.

◦
Additionally, PM USA’s distribution rights are subject to an initial five-year term. The initial term expires in April 2024 and renews at PM USA’s option for an additional five-year term upon achieving 0.5% dollar share of the cigarette category in a certain number of geographic areas, each within a specified time period.

on!

•	In May, Helix submitted Premarket Tobacco Applications (PMTAs) to the FDA for all 35 on! SKUs. These PMTAs are now in scientific review.

•	Helix continues to make progress installing manufacturing equipment and expanding distribution.

◦	Helix now expects to reach 50 million cans in annualized manufacturing capacity by the end of 2020 and continues to expect to remove capacity constraints in 2021.

◦	Helix expanded distribution into 40,000 stores as of the end of the second quarter, an increase of nearly 43% from the end of the first quarter.

Impact of COVID-19 Pandemic
Effect on Financial Results

•
To date, Altria recorded net pre-tax charges of $50 million, directly related to costs for disruptions caused by, or efforts to mitigate the impact of, the COVID-19 pandemic. These pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits.

•
Ste. Michelle’s on premise and direct-to-consumer sales have been significantly impacted by COVID-19. Future Ste. Michelle sales may continue to be impacted given the many restrictions still imposed on dining and gatherings, which also may have an impact on adult wine consumers going forward.

◦
In the first-quarter of 2020, Ste. Michelle recorded pre-tax charges of $392 million in cost of sales, including a $292 million inventory write off and $100 million in estimated losses on future non-cancelable grape purchase commitments. The pre-tax charges were based on wine inventory levels significantly exceeding forecasted product demand as of March 31, 2020.

Impact on Business Operations

•	In June, PM USA re-opened its IQOS boutiques in Atlanta and Richmond under enhanced safety protocols.

•
To date, Altria’s tobacco businesses have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations, but continue to monitor these factors. The majority of retail stores in which their products are sold, including convenience stores, have been deemed to be essential businesses by authorities and remain open.

•
Altria continues to monitor the macroeconomic risks of COVID-19 and its effect on adult tobacco consumers, including impacts to unemployment rates, consumer confidence levels, number of housing starts and gasoline prices.

•	Ste. Michelle continues to be significantly impacted by COVID-19, primarily due to lower on-premise and direct-to-consumer sales.
Impact on Investments

•
ABI has made several public disclosures regarding the impact of COVID-19 on its business, including withdrawing its financial forecast and its decision to reduce the final 2019 dividend payment in June 2020. In addition, the extreme market disruption and volatility associated with the COVID-19 pandemic have resulted in a steep decline in ABI’s stock price, and the fair value of Altria’s investment in ABI is now well below the carrying value. While Altria believes that this decline is temporary, it will continue to monitor its investment in ABI, including the impact of the COVID-19 pandemic on ABI’s business and market valuation and the associated risks to Altria.

•
Altria considered the impact of COVID-19 on the business of JUUL, including its sales, distribution, operations, supply chain and liquidity, in conducting its periodic impairment assessment. Altria’s assessment did not result in impairment at June 30, 2020. Altria will continue to monitor its investment in JUUL and the impact of COVID-19 on JUUL’s business.

•
Altria considered the impact of COVID-19 on the business of Cronos, including its sales, distribution, operations, supply chain and liquidity. Altria believes Cronos has been impacted by COVID-19, due in part to government action requiring closures of retail stores in the United States. In addition, the fair value of Altria’s equity method investment in Cronos was less than its carrying value at June 30, 2020. While Altria believes that this decline in fair value is temporary, it will continue to monitor its equity method investment in Cronos, including the impact of COVID-19 on Cronos’s business and market valuation and the associated risks to Altria.

Dividends and Capital Markets Activity
Dividend

•
On July 27, 2020, Altria’s Board of Directors declared an increase in the quarterly dividend to $0.86 per share from $0.84 per share. The quarterly dividend will be paid on October 9, 2020 to shareholders of record on September 15, 2020. The ex-dividend date is September 14, 2020.

•	The new annualized dividend rate is $3.44 per share, representing an increase of 2.4% from $3.36 per share.

•	Altria maintains its long-term objective of a dividend payout ratio target of approximately 80% of adjusted diluted EPS. Future dividend payments remain subject to the Board’s discretion.
Capital Markets Activity

•	In March, Altria borrowed the full $3 billion available under its revolving credit agreement due to the uncertainty of the COVID-19 pandemic.

•	In May, Altria issued long-term senior unsecured notes in an aggregate principal amount of $2 billion.

•	In June, Altria re-paid the $3 billion borrowed under the revolving credit agreement. The amount available under the agreement was $3 billion at June 30, 2020.

•	At the end of the second quarter, Altria’s cash balance was $4.8 billion. After paying July dividends and tax payments, Altria’s estimated cash balance was $3 billion.

•	For the coming quarters, Altria expects to continue to maintain a higher cash balance than normal to preserve its financial flexibility.

2020 Full-Year Guidance
Altria reestablishes 2020 full-year earnings guidance based on a better understanding of COVID-19 impacts on adult tobacco consumer purchasing behavior and an additional quarter of ABI earnings contributions.

Altria expects its 2020 full-year adjusted diluted EPS to be in a range of $4.21 to $4.38, representing a growth rate of 0% to 4% from an adjusted diluted EPS base of $4.21 in 2019.

While the 2020 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor ABI performance and conditions for adult tobacco consumers, including unemployment rates, disposable income (which may be impacted by potential changes in government stimulus and unemployment payments) and purchasing behaviors.

Altria is not reinstating its 2020 to 2022 compounded annual adjusted diluted EPS growth objective at this time.

Altria revises its 2020 estimated full-year domestic cigarette industry adjusted decline rate to be in a range of 2% to 3.5% from a range of 4% to 6% based on better year-to-date industry performance and expectations for continued category resilience.

Altria expects its 2020 full-year adjusted effective tax rate to be in a range of 24% to 26%.

Altria continues to expect 2020 capital expenditures of between $200 million and $250 million and depreciation and amortization expenses of approximately $240 million.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value for the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

The factors described in the “Forward-Looking and Cautionary Statements” section of this release represent continuing risks to Altria’s forecast.

Environmental, Social and Governance (ESG) Progress

•	In June, Altria released its 2019 Corporate Responsibility Progress Report.

•	Altria set ambitious carbon reduction targets that aim to reduce Altria’s environmental footprint by 2030. These targets were approved by the Science Based Targets initiative.

•
Altria supports the social movement underway for Black Lives Matter and has taken initial steps to address societal racism and social injustice, including an initial commitment of $5 million. Altria is committed to driving meaningful and long-lasting change.

•
Altria is committed to creating a more inclusive and diverse culture and has established aspirational Inclusion and Diversity Aiming Points, which includes increasing ethnic diversity representation in the organization’s senior management, as part of Altria’s 10-year Vision. Altria expects to report progress against these Aiming Points periodically.

ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Second Quarter

•	Net revenues decreased 3.8% to $6.4 billion, primarily due to lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 2.5% to $5.1 billion.

•
Reported diluted EPS decreased 2.8% to $1.04, primarily driven by losses from Altria’s equity investment in ABI and higher losses in the all other category (primarily driven by the reduction of the estimated residual value of an asset at PMCC in 2020). These factors were partially offset by favorable Cronos-related special items, higher reported operating companies income (OCI) in the smokeable products and oral tobacco products segments and fewer shares outstanding.

•
Adjusted diluted EPS increased 0.9% to $1.09, primarily driven by higher adjusted OCI in the smokeable products and oral tobacco products segments and fewer shares outstanding, partially offset by lower adjusted earnings from Altria’s equity investment in ABI and higher losses in the all other category (primarily driven by the reduction of the estimated residual value of an asset at PMCC in 2020).

First Half

•
Net revenues increased 3.9% to $12.7 billion, primarily due to higher net revenues in the smokeable products and oral tobacco products segments. Revenues net of excise taxes increased 5.5% to $10.1 billion.

•
Reported diluted EPS increased 13.3% to $1.88, primarily driven by higher reported operating companies income (OCI) in the smokeable products and oral tobacco products segments, 2019 Cronos-related special items, 2019 acquisition-related costs associated with the JUUL and Cronos transactions and fewer shares outstanding, partially offset by inventory-related charges in the wine segment and lower reported earnings from Altria’s equity investment in ABI.

•
Adjusted diluted EPS increased 8.5% to $2.18, primarily driven by higher adjusted OCI in the smokeable products and oral tobacco products segments and fewer shares outstanding, partially offset by lower adjusted earnings from Altria’s equity investments in ABI and Cronos.

Table 1 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Reported diluted EPS	$1.04	$1.07	(2.8)%	$1.88	$1.66	13.3%
Asset impairment, exit, implementation and acquisition-related costs	—	0.02		0.16	0.08
Tobacco and health litigation items	0.01	0.01		0.02	0.02
ABI-related special items [1]	0.05	(0.06)		0.07	0.02
COVID-19 special items	0.02	—		0.02	—
Cronos-related special items	(0.05)	0.03		—	0.21
Tax items	0.02	0.01		0.03	0.02
Adjusted diluted EPS	$1.09	$1.08	0.9%	$2.18	$2.01	8.5%
1 In 2020, Altria changed its treatment of Altria’s share of ABI’s mark-to-market activity relating to certain ABI financial instruments associated with its share-based compensation programs that were previously included in Altria’s adjusted results. These amounts are now treated as special items and excluded from Altria’s adjusted results. The change is consistent with Altria’s treatment of its share of ABI’s mark-to-market activity on ABI’s financial instruments associated with its other share commitments. Altria has recast prior period results to conform with current period presentation.

Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.

Asset Impairment, Exit, Implementation and Acquisition-Related Costs

•
In the first half of 2020, Altria recorded pre-tax charges of $403 million (or $0.16 per share), primarily consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future, non-cancelable grape purchase commitments (both recorded in the first quarter) that Ste. Michelle believes no longer have a future economic benefit.

•	In the second quarter of 2019, Altria recorded pre-tax charges of $45 million (or $0.02 per share), primarily due to the cost reduction program announced in 2018.

•
In the first half of 2019, Altria recorded pre-tax charges of $204 million (or $0.08 per share), primarily due to acquisition-related costs associated with the JUUL and Cronos transactions and the cost reduction program announced in 2018.

ABI-Related Special Items

•
In the second quarter of 2020, earnings from Altria’s equity investment in ABI included net pre-tax charges of $120 million (or $0.05 per share), consisting primarily of Altria’s share of ABI’s net mark-to-market losses on certain ABI financial instruments associated with its share commitments, partially offset by a mark-to-market gain resulting from ABI’s hedge on a portion of the expected proceeds from ABI’s sale of its Australia subsidiary.

•
In the first half of 2020, earnings from Altria’s equity investment in ABI included net pre-tax charges of $176 million (or $0.07 per share), consisting primarily of Altria’s share of ABI’s net mark-to-market losses on certain ABI financial instruments associated with its share commitments, partially offset by a mark-to-market gain resulting from ABI’s hedge on a portion of the expected proceeds from ABI’s sale of its Australia subsidiary and an additional net gain related to ABI’s completion of its initial public offering of a minority stake of its Asia Pacific subsidiary.

•
In the second quarter of 2019, earnings from Altria’s equity investment in ABI included net pre-tax income of $129 million (or $0.06 per share), consisting primarily of Altria’s share of ABI’s net mark-to-market gains on certain ABI financial instruments associated with its share commitments.

COVID-19 Special Items

•
In the second quarter of 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to costs for disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset.

Cronos-Related Special Items
In the second-quarter and first-half, Altria recorded net pre-tax losses (gains) consisting of the following:

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2020	2019	2020	2019

(Gain) loss on Cronos-related financial instruments(1)	$(40)	$266	$97	$691
Earnings from equity investments (2)	(48)	(147)	(96)	(147)
Total Cronos-related special items - (income) expense	$(88)	$119	$1	$544
Earnings per share	$(0.05)	$0.03	$—	$0.21

(1) The 2020 amounts and substantially all of the 2019 amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
(2) Substantially all of these amounts represent Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.
Tax Items

•
In the second quarter and first half of 2020, Altria recorded income tax charges of $27 million (or $0.02 per share) and $51 million (or $0.03 per share), respectively, primarily related to a tax basis adjustment to Altria’s equity investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.

•
In the second quarter and first half of 2019, Altria recorded income tax charges of $22 million (or $0.01 per share) and $41 million (or $0.02 per share), respectively, substantially all of which related to a tax basis adjustment to Altria’s equity investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
Second Quarter

•	Net revenues decreased 4.3%, primarily driven by lower shipment volume, partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes decreased 2.8%.

•
Reported OCI increased 3.3%, primarily driven by higher pricing, lower promotional investments, lower costs and 2019 asset impairment, exit and implementation costs, partially offset by lower shipment volume and COVID-19 related costs.

•
Adjusted OCI increased 3.3%, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume. Adjusted OCI margins increased 3.4 percentage points to 57.8%.

First Half

•	Net revenues increased 3.9%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume. Revenues net of excise taxes increased 5.7%.

•
Reported OCI increased 12.0%, primarily driven by higher pricing, lower promotional investments and lower costs and 2019 asset impairment, exit and implementation costs, partially offset by lower shipment volume, higher resolution expenses and COVID-19 related costs.

•
Adjusted OCI increased 10.9%, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume and higher resolution expenses. Adjusted OCI margins increased 2.6 percentage points to 56.5%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$5,603	$5,853	(4.3)%	$11,209	$10,788	3.9%
Excise taxes	(1,265)	(1,389)		(2,543)	(2,592)
Revenues net of excise taxes	$4,338	$4,464	(2.8)%	$8,666	$8,196	5.7%

Reported OCI	$2,450	$2,371	3.3%	$4,820	$4,303	12.0%
Asset impairment, exit and implementation costs	—	31		—	75
Tobacco and health litigation items	17	25		39	40
COVID-19 special items	41	—		41	—
Adjusted OCI	$2,508	$2,427	3.3%	$4,900	$4,418	10.9%
Adjusted OCI margins [1]	57.8%	54.4%	3.4 pp	56.5%	53.9%	2.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Second Quarter

•	Smokeable products segment reported domestic cigarette shipment volume decreased 8.8%, primarily driven by trade inventory movements and other factors.

•	When adjusted for trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 2%.

•	When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volumes were unchanged versus the prior year.

•
PM USA observed minimal volume payback in the second quarter from the estimated consumer pantry load in March due to COVID-19 and does not expect the volume to payback during the remainder of 2020. Therefore, no adjustment was made to reported smokeable segment or domestic industry cigarette volumes for this dynamic.

•	Reported cigar shipment volume decreased 1.4%.

First Half

•
Smokeable products segment reported domestic cigarette shipment volume decreased 1.9%, primarily driven by retail share losses, the industry’s rate of decline and other factors, partially offset by calendar differences and trade inventory movements.

•	When adjusted for calendar differences, trade inventory movements and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 3%.

•	When adjusted for trade inventory movements, calendar differences and other factors, total domestic cigarette industry volumes declined by an estimated 1%.

•	Reported cigar shipment volume increased 5.4%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Cigarettes:
Marlboro	21,790	23,799	(8.4)%	43,632	44,266	(1.4)%
Other premium	1,128	1,305	(13.6)%	2,265	2,470	(8.3)%
Discount	2,030	2,253	(9.9)%	4,075	4,215	(3.3)%
Total cigarettes	24,948	27,357	(8.8)%	49,972	50,951	(1.9)%

Cigars:
Black & Mild	419	425	(1.4)%	849	805	5.5%
Other	3	3	—%	5	5	—%
Total cigars	422	428	(1.4)%	854	810	5.4%

Total smokeable products	25,370	27,785	(8.7)%	50,826	51,761	(1.8)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Second Quarter

•
Marlboro retail share of the total cigarette category declined 0.6 share points to 42.8% due to adult smoker movement across tobacco categories and dynamics within the discount cigarette segment. Sequentially, Marlboro’s retail share of the total cigarette category was unchanged.

•	PM USA enhanced its Revenue Growth Management toolkit with the introduction of manufacturer-supported off-invoice promotions for Marlboro in select states.

•
The retail share for the total discount cigarette segment increased 0.4 share points versus second quarter 2019 to 24.5%. Sequentially, total discount retail share decreased 0.3 share points from the first quarter, driven by a decline in both branded and deep discount.

First Half

•	Marlboro retail share of the total cigarette category declined 0.5 share points to 42.8% due to adult smoker movement across tobacco categories and dynamics within the discount cigarette segment.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Percentage point change	2020	2019	Percentage point change
Cigarettes:
Marlboro	42.8%	43.4%	(0.6)	42.8%	43.3%	(0.5)
Other premium	2.3	2.5	(0.2)	2.3	2.5	(0.2)
Discount	3.9	4.1	(0.2)	4.0	4.1	(0.1)
Total cigarettes	49.0%	50.0%	(1.0)	49.1%	49.9%	(0.8)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Second Quarter

•	Net revenues increased 9.6%, primarily driven by higher pricing and higher shipment volume. Revenues net of excise taxes increased 9.8%.

•	Reported OCI increased 6.4%, primarily driven by higher pricing and higher shipment volume, partially offset by increased costs associated with the expansion of on! and COVID-19 related costs.

•
Adjusted OCI increased 8.1%, primarily driven by higher pricing and higher shipment volume, partially offset by increased costs associated with the expansion of on!. Adjusted OCI margins decreased 1.2 percentage points to 72.8%.

First Half

•	Net revenues increased 10.4%, primarily driven by higher pricing and higher shipment volume. Revenues net of excise taxes increased 10.8%.

•	Reported OCI increased 10.7%, primarily driven by higher pricing and higher shipment volume, partially offset by increased costs associated with the expansion of on! and COVID-19 related costs.

•
Adjusted OCI increased 10.5%, primarily driven by higher pricing and higher shipment volume, partially offset by increased costs associated with the expansion of on!. Adjusted OCI margins decreased 0.2 percentage points to 72.9%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$660	$602	9.6%	$1,261	$1,142	10.4%
Excise taxes	(34)	(32)		(65)	(63)
Revenues net of excise taxes	$626	$570	9.8%	$1,196	$1,079	10.8%

Reported OCI	$447	$420	6.4%	$861	$778	10.7%
Asset impairment, exit, implementation and acquisition-related costs	—	2		2	11
COVID-19 special items	9	—		9	—
Adjusted OCI	$456	$422	8.1%	$872	$789	10.5%
Adjusted OCI margins [1]	72.8%	74.0%	(1.2) pp	72.9%	73.1%	(0.2) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
In the first quarter of 2020, Altria’s smokeless products segment was renamed as the oral tobacco products segment. Altria’s estimated oral tobacco industry volume for the current and comparable periods includes moist smokeless tobacco (MST), snus and oral nicotine pouch products.

Second Quarter

•
Oral tobacco products segment reported domestic shipment volume increased 2.8%, primarily driven by the industry’s growth rate, trade inventory movements and other factors, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches) and calendar differences. When adjusted for trade inventory movements (including retail de-stocking), calendar differences and other factors, oral tobacco products segment shipment volume increased by an estimated 0.5%.

•	USSTC and Helix observed minimal volume payback in the second quarter from the estimated consumer pantry loading in March due to COVID-19, but observed volume payback due to retail de-stocking.

First Half

•
Oral tobacco products segment reported domestic shipment volume increased 2.8%, primarily driven by the industry’s growth rate, calendar differences and trade inventory movements, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches) and other factors.  When adjusted for calendar differences, trade inventory movements and other factors, oral tobacco products segment shipment volume was unchanged versus the prior year.

•	Total oral tobacco industry volume increased by an estimated 6% over the past six months, driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Copenhagen	138.9	132.7	4.7%	263.9	257.9	2.3%
Skoal	53.6	58.2	(7.9)%	104.9	108.5	(3.3)%
Other [1]	21.3	17.1	24.6%	41.7	33.0	26.4%
Total oral tobacco products	213.8	208.0	2.8%	410.5	399.4	2.8%
1 Other includes Red Seal and on!.

Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
In the first quarter of 2020, Altria’s smokeless products segment was renamed as the oral tobacco products segment. Prior to 2020, Altria’s smokeless products segment retail share included its share of MST and snus products, but excluded oral nicotine pouch products. Beginning in the first quarter of 2020, Altria includes its retail share performance of MST, snus and oral nicotine pouch products.

Second Quarter

•	Oral tobacco products segment retail share was 50.0%. Segment share declined versus the prior year due to the growth of oral nicotine pouches.

•	Copenhagen continued to be the leading oral tobacco brand with a retail share of 32.1%.

•	Copenhagen Packs were expanded to 20,000 stores across 36 states.

•	on! was expanded to over 40,000 stores as of the end of the second quarter, including the top six convenience store chains by oral tobacco volume.

First Half

•	Oral tobacco products segment retail share was 50.2%. Segment share declined versus the prior year due to the growth of oral nicotine pouches.

•	Copenhagen continued to be the leading oral tobacco brand with a retail share of 32.3%.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Percentage point change	2020	2019	Percentage point change
Copenhagen	32.1%	34.1%	(2.0)	32.3%	34.4%	(2.1)
Skoal	14.1	15.4	(1.3)	14.2	15.2	(1.0)
Other	3.8	3.5	0.3	3.7	3.5	0.2
Total oral tobacco products	50.0%	53.0%	(3.0)	50.2%	53.1%	(2.9)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Ste. Michelle has been significantly impacted by COVID-19, including lower on-premise and direct-to-consumer sales.

Second Quarter

•	Net revenues decreased 20.6%, driven by lower shipment volume.

•	Reported and adjusted OCI, decreased 31.6% and 21.1%, respectively, as lower shipment volume was partially offset by lower selling, general and administrative costs.

•	Reported wine shipment volume decreased 20.2% to approximately 1.6 million cases.

First Half

•	Net revenues decreased 12.3%, driven by lower shipment volume, partially offset by higher pricing.

•
Reported OCI decreased 100%+ to ($366) million, driven by inventory-related charges (included in implementation costs in Table 8 below) and lower shipment volume, partially offset by higher pricing and lower selling, general and administrative costs.

•	Adjusted OCI decreased 17.6% to $28 million, primarily driven by lower shipment volume, partially offset by higher pricing and lower selling, general and administrative costs.

•	Reported wine shipment volume decreased 15.3% to approximately 3.3 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Net revenues	$131	$165	(20.6)%	$277	$316	(12.3)%
Excise taxes	(5)	(5)		(9)	(10)
Revenues net of excise taxes	$126	$160	(21.3)%	$268	$306	(12.4)%

Reported OCI (Loss)	$13	$19	(31.6)%	$(366)	$34	(100.0)%+
Implementation costs	2	—		394	—
Adjusted OCI	$15	$19	(21.1)%	$28	$34	(17.6)%
Adjusted OCI margins [1]	11.9%	11.9%	0.0 pp	10.4%	11.1%	(0.7) pp
1 Adjusted OCI margins are calculated as OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2020 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. Altria accounts for its investment in JUUL as an investment in an equity security. If Altria converts its non-voting JUUL shares to voting shares, Altria expects to account for its investment in JUUL under the fair value option.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA, Middleton and Nat Sherman; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the period ended March 31, 2020. These factors include the following:

•
the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior which may be further impacted by any changes in government stimulus and unemployment payments;

•
unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;

•	government (including FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;

•	the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and MST consumption levels and sales volume;

•	tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;

•	the failure of our tobacco and wine subsidiaries to compete effectively in their respective markets;

•
our tobacco and wine subsidiaries’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;

•	changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands including discount brands;

•
the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;

•	significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;

•
the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers, and the risk of an extended disruption at a facility of, or of service by, a supplier of our tobacco or wine subsidiaries or investees, including as a result of the COVID-19 pandemic;

•	required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;

•	the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•	unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;

•	a successful challenge to our tax positions;

•
the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as laws prohibiting bribery and corruption;

•	our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;

•	the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;

•
our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;

•
the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;

•	impairment losses as a result of the write down of intangible assets, including goodwill;

•
the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;

•	the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions such as divestiture of the investment or rescission of the transaction;

•
the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investments;

•
the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;

•
the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;

•
the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;

•	the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and

•	the risks, including criminal, civil or tax liability for Altria, related to Cronos’s or Altria’s failure to comply with applicable laws, including cannabis laws.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services         Altria Client Services
Investor Relations         Media Relations
804-484-8222             804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$6,367	$6,619	(3.8)%
Cost of sales [1]	1,775	1,874
Excise taxes on products [1]	1,305	1,426
Gross profit	3,287	3,319	(1.0)%
Marketing, administration and research costs	428	499
Asset impairment and exit costs	—	33
Operating companies income	2,859	2,787	2.6%
Amortization of intangibles	18	8
General corporate expenses	45	62
Operating income	2,796	2,717	2.9%
Interest and other debt expense, net	308	312
Net periodic benefit income, excluding service cost	(28)	(15)
Earnings from equity investments [1]	(9)	(447)
(Gain) loss on Cronos-related financial instruments	(40)	266
Earnings before income taxes	2,565	2,601	(1.4)%
Provision for income taxes	627	604
Net earnings	1,938	1,997	(3.0)%
Net (earnings) losses attributable to noncontrolling interests	5	(1)
Net earnings attributable to Altria	$1,943	$1,996	(2.7)%

Per share data:
Diluted earnings per share attributable to Altria	$1.04	$1.07	(2.8)%

Weighted-average diluted shares outstanding	1,859	1,870	(0.6)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$5,603	$660	$131	$(27)	$6,367
2019	5,853	602	165	(1)	6,619
% Change	(4.3)%	9.6%	(20.6)%	(100)%+	(3.8)%

Reconciliation:
For the quarter ended June 30, 2019	$5,853	$602	$165	$(1)	$6,619
Operations	(250)	58	(34)	(26)	(252)
For the quarter ended June 30, 2020	$5,603	$660	$131	$(27)	$6,367

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$2,450	$447	$13	$(51)	$2,859
2019	2,371	420	19	(23)	2,787
% Change	3.3%	6.4%	(31.6)%	(100)%+	2.6%

Reconciliation:
For the quarter ended June 30, 2019	$2,371	$420	$19	$(23)	$2,787

Asset impairment, exit and implementation costs - 2019	31	2	—	12	45
Tobacco and health litigation items - 2019	25	—	—	—	25
	56	2	—	12	70

Implementation costs - 2020	—	—	(2)	—	(2)
Tobacco and health litigation items - 2020	(17)	—	—	—	(17)
COVID-19 special items - 2020	(41)	(9)	—	—	(50)
	(58)	(9)	(2)	—	(69)
Operations	81	34	(4)	(40)	71
For the quarter ended June 30, 2020	$2,450	$447	$13	$(51)	$2,859

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$12,726	$12,247	3.9%
Cost of sales [1]	3,948	3,452
Excise taxes on products [1]	2,618	2,665
Gross profit	6,160	6,130	0.5%
Marketing, administration and research costs	901	978
Asset impairment and exit costs	—	72
Operating companies income	5,259	5,080	3.5%
Amortization of intangibles	37	16
General corporate expenses	90	108
Corporate asset impairment and exit costs	—	1
Operating income	5,132	4,955	3.6%
Interest and other debt expense, net	583	696
Net periodic benefit income, excluding service cost	(55)	(16)
Earnings from equity investments [1]	(166)	(533)
Loss on Cronos-related financial instruments	97	691
Earnings before income taxes	4,673	4,117	13.5%
Provision for income taxes	1,185	999
Net earnings	3,488	3,118	11.9%
Net (earnings) losses attributable to noncontrolling interests	7	(2)
Net earnings attributable to Altria	$3,495	$3,116	12.2%

Per share data[2]:
Diluted earnings per share attributable to Altria	$1.88	$1.66	13.3%

Weighted-average diluted shares outstanding	1,859	1,872	(0.7)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and earnings from equity investments is shown in Schedule 5.

[2]  Diluted earnings per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$11,209	$1,261	$277	$(21)	$12,726
2019	10,788	1,142	316	1	12,247
% Change	3.9%	10.4%	(12.3)%	(100.0)%+	3.9%

Reconciliation:
For the six months ended June 30, 2019	$10,788	$1,142	$316	$1	$12,247
Operations	421	119	(39)	(22)	479
For the six months ended June 30, 2020	$11,209	$1,261	$277	$(21)	$12,726

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$4,820	$861	$(366)	$(56)	$5,259
2019	4,303	778	34	(35)	5,080
% Change	12.0%	10.7%	(100.0)%+	(60.0)%	3.5%

Reconciliation:
For the six months ended June 30, 2019	$4,303	$778	$34	$(35)	$5,080

Asset impairment, exit and implementation costs - 2019	75	11	—	7	93
Tobacco and health litigation items - 2019	40	—	—	—	40
	115	11	—	7	133

Implementation and acquisition-related costs - 2020	—	(2)	(394)	—	(396)
Tobacco and health litigation items - 2020	(39)	—	—	—	(39)
COVID-19 special items - 2020	(41)	(9)	—	—	(50)
	(80)	(11)	(394)	—	(485)
Operations	482	83	(6)	(28)	531
For the six months ended June 30, 2020	$4,820	$861	$(366)	$(56)	$5,259

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,265	$1,389	$2,543	$2,592
Oral tobacco products	34	32	65	63
Wine	5	5	9	10
All other	1	—	1	—
	$1,305	$1,426	$2,618	$2,665

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,050	$1,138	$2,123	$2,049
Oral tobacco products	3	3	5	5
	$1,053	$1,141	$2,128	$2,054

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$69	$73	$140	$145
Oral tobacco products	1	1	2	2
	$70	$74	$142	$147

The detail of earnings (losses) from equity investments is as follows:

ABI	$(22)	$302	$112	$388
Cronos	31	145	54	145
	$9	$447	$166	$533

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2020 Net Earnings	$1,943	$1.04
2019 Net Earnings	$1,996	$1.07
% Change	(2.7)%	(2.8)%

Reconciliation:
2019 Net Earnings	$1,996	$1.07

2019 ABI-related special items [1]	(102)	(0.06)
2019 Asset impairment, exit, and implementation costs	33	0.02
2019 Tobacco and health litigation items	21	0.01
2019 Cronos-related special items	56	0.03
2019 Tax items	22	0.01
Subtotal 2019 special items	30	0.01

2020 ABI-related special items	(95)	(0.05)
2020 Implementation and acquisition-related costs	(6)	—
2020 Tobacco and health litigation items	(13)	(0.01)
2020 Cronos-related special items	94	0.05
2020 COVID-19 special items	(37)	(0.02)
2020 Tax items	(27)	(0.02)
Subtotal 2020 special items	(84)	(0.05)

Fewer shares outstanding	—	0.01
Change in tax rate	(14)	(0.01)
Operations	15	0.01
2020 Net Earnings	$1,943	$1.04

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2020 Reported	$2,565	$627	$1,938	$1,943	$1.04
ABI-related special items	120	25	95	95	0.05
Implementation and acquisition-related costs	8	2	6	6	—
Tobacco and health litigation items	18	5	13	13	0.01
Cronos-related special items	(88)	6	(94)	(94)	(0.05)
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(27)	27	27	0.02
2020 Adjusted for Special Items	$2,673	$651	$2,022	$2,027	$1.09

2019 Reported	$2,601	$604	$1,997	$1,996	$1.07
ABI-related special items [1]	(129)	(27)	(102)	(102)	(0.06)
Asset impairment, exit and implementation costs	45	12	33	33	0.02
Tobacco and health litigation items	28	7	21	21	0.01
Cronos-related special items	119	63	56	56	0.03
Tax items	—	(22)	22	22	0.01
2019 Adjusted for Special Items	$2,664	$637	$2,027	$2,026	$1.08

2020 Reported Net Earnings				$1,943	$1.04
2019 Reported Net Earnings				$1,996	$1.07
% Change				(2.7)%	(2.8)%

2020 Net Earnings Adjusted for Special Items				$2,027	$1.09
2019 Net Earnings Adjusted for Special Items				$2,026	$1.08
% Change				—%	0.9%

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2020 Net Earnings	$3,495	$1.88
2019 Net Earnings	$3,116	$1.66
% Change	12.2%	13.3%

Reconciliation:
2019 Net Earnings	$3,116	$1.66

2019 ABI-related special items[2]	27	0.02
2019 Asset impairment, exit, implementation and acquisition-related costs	158	0.08
2019 Tobacco and health litigation items	34	0.02
2019 Cronos-related special items	384	0.21
2019 Tax items	41	0.02
Subtotal 2019 special items	644	0.35

2020 ABI-related special items	(139)	(0.07)
2020 Implementation and acquisition-related costs	(306)	(0.16)
2020 Tobacco and health litigation items	(32)	(0.02)
2020 Cronos-related special items	(1)	—
2020 COVID-19 special items	(37)	(0.02)
2020 Tax items	(51)	(0.03)
Subtotal 2020 special items	(566)	(0.30)

Fewer shares outstanding	—	0.01
Change in tax rate	(15)	(0.01)
Operations	316	0.17
2020 Net Earnings	$3,495	$1.88

[1] Diluted earnings per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS[1]
2020 Reported	$4,673	$1,185	$3,488	$3,495	$1.88
ABI-related special items	176	37	139	139	0.07
Implementation and acquisition-related costs	403	97	306	306	0.16
Tobacco and health litigation items	42	10	32	32	0.02
Cronos-related special items	1	—	1	1	—
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(51)	51	51	0.03
2020 Adjusted for Special Items	$5,345	$1,291	$4,054	$4,061	$2.18

2019 Reported	$4,117	$999	$3,118	$3,116	$1.66
ABI-related special items[2]	34	7	27	27	0.02
Asset impairment, exit, implementation and acquisition-related costs	204	46	158	158	0.08
Tobacco and health litigation items	45	11	34	34	0.02
Cronos-related special items	544	160	384	384	0.21
Tax items	—	(41)	41	41	0.02
2019 Adjusted for Special Items	$4,944	$1,182	$3,762	$3,760	$2.01

2020 Reported Net Earnings				$3,495	$1.88
2019 Reported Net Earnings				$3,116	$1.66
% Change				12.2%	13.3%

2020 Net Earnings Adjusted for Special Items				$4,061	$2.18
2019 Net Earnings Adjusted for Special Items				$3,760	$2.01
% Change				8.0%	8.5%

[1] Diluted earnings per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2019
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items [1]	(383)	(80)	(303)	(303)	(0.16)
Tobacco and health litigation items	77	19	58	58	0.03
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Impairment in JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,319	$2,452	$7,867	$7,872	$4.21

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$4,826	$2,117
Inventories	1,914	2,293
Other current assets	264	414
Property, plant and equipment, net	2,002	1,999
Goodwill and other intangible assets, net	17,827	17,864
Investments in equity securities	22,319	23,581
Other long-term assets	1,048	1,003
Total assets	$50,200	$49,271

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,500	$1,000
Accrued settlement charges	2,071	3,346
Other current liabilities	5,829	3,828
Long-term debt	27,542	27,042
Deferred income taxes	4,847	5,083
Accrued postretirement health care costs	1,800	1,797
Accrued pension costs	377	473
Other long-term liabilities	410	345
Total liabilities	44,376	42,914
Redeemable noncontrolling interest	38	38
Total stockholders’ equity	5,786	6,319
Total liabilities and stockholders’ equity	$50,200	$49,271

Total debt	$29,042	$28,042

Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended June 30, 2020
(dollars in millions)
(Unaudited)

Twelve Months Ended June 30, 2020
Consolidated Net Earnings (Losses)	$(928)
Equity earnings and noncontrolling interests, net	(1,345)
Impairment of JUUL equity securities	8,600
Loss on Cronos-related financial instruments	848
Dividends from less than 50% owned affiliates	283
Provision for income taxes	2,250
Depreciation and amortization	250
Asset impairment and exit costs	86
Interest and other debt expense, net	1,167
Consolidated EBITDA [1]	$11,211

Current portion of long-term debt	$1,500
Long-term debt	27,542
Total Debt [2]	29,042
Cash and cash equivalents[3]	4,826
Net Debt [4]	$24,216

Ratios:
Total Debt / Consolidated EBITDA	2.6
Net Debt / Consolidated EBITDA	2.2

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at June 30, 2020. See Schedule 11.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at June 30, 2020. See Schedule 11.

[4] Reflects total debt, less cash and cash equivalents at June 30, 2020.

								Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	Earnings from equity investments	(Gain) loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—	$—	$—	$120	$—
Implementation and acquisition-related costs	2	—	—	6	—	—	—	—
Tobacco and health litigation items	—	17	—	—	1	—	—	—
Cronos-related special items	—	—	—	—	—	—	(48)	(40)
COVID-19 special items	50	—	—	—	—	—	—	—

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$(129)	$—
Asset impairment, exit and implementation costs	(2)	14	33	—	—	—	—	—
Tobacco and health litigation items	—	25	—	—	3	—	—	—
Cronos-related special items	—	—	—	—	—	—	(147)	266

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

									Schedule 14
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	Earnings from equity investments	(Gain) loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
ABI-related special items	$—	$—	$—	$—		$—	$—	$176	$—
Implementation and acquisition-related costs	394	2	—	7	—	—	—	—	—
Tobacco and health litigation items	—	39	—	—	—	3	—	—	—
Cronos-related special items	—	—	—	—	—	—	—	(96)	97
COVID-19 special items	50	—	—	—	—	—	—	—	—

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—		$—	$—	$34	$—
Asset impairment, exit, implementation and acquisition-related costs	(2)	23	72	2	1	96	12	—	—
Tobacco and health litigation items	—	40	—	—	—	5	—	—	—
Cronos-related special items	—	—	—	—	—	—	—	(147)	691

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.